Exhibit 99-1

Amphenol	News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES

THIRD QUARTER 2006 DIVIDEND PAYMENT AND

EXTENSION OF STOCK REPURCHASE PROGRAM

Wallingford, Connecticut.  August 4, 2006.  Amphenol Corporation (NYSE-APH) announced today its continuing quarterly dividend on its Common Stock in the amount of $.03 per share.  The Company will pay its third quarter dividend for 2006 on or about October 4, 2006 to shareholders of record as of September 13, 2006.

Furthermore, the Company’s Board of Directors has approved an extension of the termination date of the Amphenol Corporation open market stock repurchase program (the “Program”) until December 31, 2008.  The program, which was initiated in March of 2004, was scheduled to terminate on September 30, 2006.  As of July 31, 2006, the Company has purchased approximately two million shares of common stock and there remains approximately three million additional shares of common stock available for purchase under the Program.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.